Exhibit H

                   AMENDMENT NO. 2 TO ADMINISTRATION AGREEMENT


         This AMENDMENT NO. 2, dated the 30th day of November, 2000, is made by and between Alleghany Funds, a Delaware business trust (the "Trust"), operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Delaware and Alleghany Investment Services Inc., an Illinois corporation (the "Administrator") (collectively, the "Parties").
                                WITNESSETH THAT:
         WHEREAS, the Trust and the Administrator originally entered into an Administration Agreement dated June 17, 1999, as amended to date, wherein the Administrator agreed to provide certain administrative services to each series of the Trust (the "Agreement"); and
         WHEREAS, the Parties wish to amend the Agreement to include under its terms one additional separate series of shares identified as Alleghany/TAMRO Large Cap Value Fund and Alleghany/TAMRO Small Cap Fund;
         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree to amend Schedule "C" to the Agreement in the form attached hereto as Schedule "C".
         This Amendment shall take effect upon the date or dates when the respective amendment to the registration statement of the Trust registering Alleghany/TAMRO Large Cap Value Fund and Alleghany/TAMRO Small Cap Fund becomes effective.
         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment consisting of one typewritten page, together with Schedule "C", to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.


Alleghany Funds                             Alleghany Investment Services, Inc.


/s/Kenneth C. Anderson                              /s/ Gerald Dillenburg
By:  Kenneth C. Anderson                            By:  Gerald Dillenburg
         President                               Title:  Senior Vice President


/s/Gerald F. Dillenburg                              /s/ Laura Hlade
Attest:  Gerald F. Dillenburg                        Attest: Laura Hlade
         Vice President                            Title: Assistant Treasurer


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                                  SCHEDULE "C"



                            IDENTIFICATION OF SERIES

Below are listed the Series to which services under this Agreement are to be performed as of the execution date of this Amendment. This Schedule "C" may be amended from time to time by agreement of the parties.



                                 ALLEGHANY FUNDS


                     Alleghany/Montag & Caldwell Growth Fund - Class N and Class I Alleghany/Chicago Trust Growth & Income Fund Alleghany/Chicago Trust Talon Fund Alleghany/Chicago Trust Balanced Fund Alleghany/Montag & Caldwell Balanced Fund - Class N and Class I Alleghany/Chicago Trust Bond Fund Alleghany/Chicago Trust Municipal Bond Fund Alleghany/Chicago Trust Money Market Fund Alleghany/Chicago Trust SmallCap Value Fund Alleghany/Veredus Aggressive Growth Fund Alleghany/Blairlogie Emerging Markets Fund - Class N and Class I Alleghany/Blairlogie International Developed Fund - Class N and Class I Alleghany/Veredus SciTech Fund Alleghany/TAMRO Large Cap Value Fund Alleghany/TAMRO Small Cap Fund




Originally Adopted: June 17, 1999
Amended: June 30, 2000
Amended: November 30, 2000